Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of ESI Tractebel Acquisition Corp. of our report dated March 24, 1998 relating to the combined financial statements of Northeast Energy Associates, A Limited Partnership, and North Jersey Energy Associates, A Limited Partnership, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Combined Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Combined Financial Data".



/s/ PRICE WATERHOUSE LLP
-------------------------
PRICE WATERHOUSE LLP

Boston, Massachusetts
May 11, 1998